Exhibit 99.1

NEWS RELEASE

EDITORIAL CONTACT:	INVESTOR CONTACTS:

Dave Kroll (408) 749-3310 dave.kroll@amd.com	Mike Haase (408) 749-3124 mike.haase@amd.com Ruth Cotter (408) 749-3887 ruth.cotter@amd.com

AMD REPORTS THIRD QUARTER RESULTS

— Net income and gross margin growth driven by increased AMD64 processor demand —

SUNNYVALE, CA — Oct. 7, 2004 — AMD (NYSE: AMD) today reported sales of $1.239 billion and net income of $44 million for the quarter ended September 26, 2004. Net income amounted to $0.12 per diluted share.

Third quarter sales increased by 30 percent compared to the same period in 2003 and decreased by two percent from the second quarter of 2004. In the third quarter of 2003, AMD reported sales of $954 million and a net loss of $31 million, or $0.09 per share. In the second quarter of 2004, AMD reported sales of $1.262 billion and net income of $32 million, or $0.09 per diluted share.

“Our third quarter net income improvement was largely driven by a 21 percent sequential increase in Computation Products Group (CPG) sales and improved gross margin in the Memory Group,” said Robert J. Rivet, AMD’s chief financial officer. “AMD64 processor sales represented over one-third of our total CPG sales. Sales growth was driven by both higher average selling price (ASP) and increased unit volumes.

“The successful transition to 110nm technology and excellent cost management allowed the Memory Group to remain profitable despite weaker than expected sales into the wireless handset market.”

BUSINESS OVERVIEW

Third quarter operating income of $68 million improved from an operating loss of $30 million in the third quarter of 2003 and declined slightly from $72 million in the prior quarter. Third quarter gross margin increased to 40 percent from 38 percent in the second quarter of 2004. The improvement was largely due to strong processor sales growth and excellent execution of process technology transitions in both businesses.

Computation Products Group sales were $673 million in the third quarter of 2004. This is an increase of 34 percent from $503 million in the third quarter of 2003 and is a 21 percent increase from $554 million in the second quarter of 2004. CPG generated operating income of $89 million in the third quarter, up from $58 million in the second quarter of 2004.

CPG’s improved profitability and higher ASP were driven primarily by a significant increase in processor sales across all markets, with AMD64 processor shipments nearly doubling over the previous quarter. The company also successfully launched the AMD Sempron™ processor family in the third quarter. This helped drive significant CPG sales growth in China. In addition, AMD Athlon™ 64 processors based on 90nm technology began shipping for revenue in the quarter.

Memory Group sales were $538 million in the third quarter, an increase of 27 percent from $424 million in the third quarter of 2003 and a decline of 20 percent from $673 million in the second quarter of 2004. The Memory Group generated operating income of $15 million, down from $45 million in the prior quarter. Third quarter profitability was largely driven by the successful transition to 110nm technology, the smallest node in production by any NOR Flash memory company, as well as increased shipments of Flash memory products based on MirrorBit™ technology.

Flash memory sales into the embedded market remained solid. Flash memory sales into the wireless handset market declined significantly, resulting in a lower Flash memory ASP.

ADDITIONAL HIGHLIGHTS OF THE QUARTER

•	Twenty-five percent of the Fortune Global 100 companies now use AMD Opteron™ processor-based systems to run critical enterprise applications. These organizations include industry leaders in banking, insurance, pharmaceuticals, manufacturing, energy and telecommunications.

•	New AMD Opteron processor-based server customers include AOL, Merrill Lynch, Bell Helicopter, Sabre Holdings, BNP Paribas, E! Networks, Fox Sports, and Agere Systems.

•	AMD Opteron processor-based servers and workstations are providing the digital backbone for Star Wars Episode III: Revenge of the Sith. The AMD64 digital processing pipeline at JAK Films includes pre-visualization and pre-postproduction, which involves 3-D match moving, 3-D modeling, lighting, shading, texturing, compositing and rendering techniques.

•	AMD demonstrated the industry’s first x86 dual-core processor on 90nm process technology. HP, IBM and Sun Microsystems, among others, announced support for AMD’s dual-core technology.

•	As an official sponsor and technology partner to Scuderia Ferrari and the USPS Pro Cycling Team, AMD helped make history as Ferrari secured an unprecedented 14th Formula One Constructors’ title and Michael Schumacher secured a record 7th Drivers’ World Championship, while Lance Armstrong became the world’s first six-time Tour de France winner.

•	AMD launched the new AMD Sempron processor family, which redefines everyday computing for value-conscious buyers of desktop and notebook PCs. Acer, HP and Lenovo are among the initial leading OEMs to offer AMD Sempron processor-based systems.

•	VMware ESX Server, a leading virtual infrastructure software application that enables enterprises to partition and manage systems in mission-critical environments, was qualified on AMD Opteron processor-based systems from HP and IBM.

•	With the release of Microsoft® Windows® XP Service Pack 2, Enhanced Virus Protection can be enabled on all AMD Athlon 64 processors, the first PC processors to offer an enhanced level of security against certain viruses.

•	AMD introduced the Mobile AMD Athlon 64 processor 3000+ for thin-and-light notebooks, and the highest performing 32-bit/64-bit processors available for mobile PCs, the AMD Athlon 64 processor 3700+, for desktop-replacement notebooks.

•	Spansion completed its transition to 110nm technology at Fab 25 in Austin, Texas.

•	AMD established a Greater China headquarters in Beijing.

CURRENT OUTLOOK

AMD’s outlook statements are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions. In the fourth quarter of 2004, AMD expects overall sales to increase, driven by processor sales that exceed seasonal trends, and flat-to-up Flash memory sales.

AMD TELECONFERENCE

AMD will hold a conference call for the financial community at 2:30 p.m. PT today to discuss third-quarter financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its Web site at www.amd.com or www.streetevents.com. The webcast will be available for 10 days after the conference call.

CAUTIONARY STATEMENT

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that global business and economic conditions will worsen resulting in lower than currently expected sales in the fourth quarter of 2004; that Intel Corporation’s pricing, marketing programs, product bundling, new product introductions or other activities targeting the company’s processor business will prevent attainment of the company’s current processor sales plans; that demand for personal computers and, in turn, demand for the company’s processors will be lower than currently expected; that adoption of AMD64 products by OEMs will not occur as expected; that demand for the company’s Flash memory products will be lower than currently expected, particularly in the high-end mobile telephone sector and that the company will not be able to increase Flash memory market share; that Intel Corporation will negatively affect NOR Flash memory prices; that customer acceptance of MirrorBit technology will not continue to increase; that the company will not be able to meet demand for its products; that the company may not achieve its current product and technology introduction schedules; that the company’s transition to 90nm manufacturing processes for processors and 110nm manufacturing processes for Flash memory will not occur in the expected timeframe and that the company will not recognize the expected benefits from the technology transition; that the company will not be able to raise sufficient capital to enable it to establish leading-edge capacity to maintain its market leadership positions; and that solutions providers will not timely provide the infrastructure, including operating systems and applications, to support the company’s AMD64 technology. We urge investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 28, 2003, and the Quarterly Report on Form 10-Q for the quarter ended June 27, 2004.

ABOUT AMD

AMD (NYSE:AMD) designs and produces innovative microprocessors, Flash memory devices and low-power processor solutions for the computer, communications and consumer electronics industries. AMD is dedicated to delivering standards-based, customer-focused solutions for technology users, ranging from enterprises and governments to individual consumers. For more information visit www.amd.com.

AMD, the AMD Arrow logo, AMD Athlon, AMD Opteron, AMD Sempron, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Spansion and MirrorBit are trademarks of Spansion LLC. Microsoft and Windows are registered trademarks of Microsoft Corporation in the U.S. and/or other jurisdictions. Other names used are for identification purposes only and may be trademarks of their respective owners.

Advanced Micro Devices, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands except per share amounts)

	Quarter Ended			Nine Months Ended
	Sept. 26, 2004 (Unaudited)	Jun. 27, 2004 (Unaudited)	Sept. 28, 2003 (Unaudited)	Sept. 26, 2004 (Unaudited)	Sept. 28, 2003 (Unaudited)

Net sales	$1,239,459	$1,261,837	$953,759	$3,737,729	$2,313,575

Cost of sales	738,026	783,069	626,880	2,289,935	1,548,556
Research and development	230,896	224,821	213,997	681,807	625,572
Marketing, general and administrative	202,179	178,993	151,111	561,389	424,500
Restructuring and other special charges, net	—	2,514	(8,000)	2,514	(5,854)

	1,171,101	1,189,397	983,988	3,535,645	2,592,774

Operating income (loss)	68,358	72,440	(30,229)	202,084	(279,199)

Interest income and other, net	2,502	(2,203)	493	11,280	12,203
Interest expense	(25,148)	(27,956)	(26,848)	(83,258)	(79,017)

Income (loss) before minority interest, income taxes, and equity in net income of joint venture	45,712	42,281	(56,584)	130,106	(346,013)

Minority interest in (income) loss of subsidiary	3,008	(6,527)	25,353	1,832	25,353
Provision for income taxes	4,872	3,574	—	10,819	2,936
Equity in net income of joint venture	—	—	—	—	5,913

Net income (loss)	43,848	32,180	(31,231)	121,119	(317,683)

Net income (loss) per common share

Basic	$0.12	$0.09	$(0.09)	$0.34	$(0.92)

Diluted	$0.12	$0.09	$(0.09)	$0.32	$(0.92)
Shares used in per share calculation

- Basic	355,254	353,655	347,334	353,412	346,222
- Diluted	417,576	420,053	347,334	418,531	346,222

Advanced Micro Devices, Inc.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(Thousands)

	Quarter Ended			Nine Months Ended
	Sept. 26, 2004 (Unaudited)	Jun. 27, 2004 (Unaudited)	Sept. 28, 2003 (Unaudited)	Sept. 26, 2004 (Unaudited)	Sept. 28, 2003 (Unaudited)

Net income (loss)	$43,848	$32,180	$(31,231)	$121,119	$(317,683)
Depreciation and amortization	304,731	292,393	285,030	895,104	708,352
Interest income	(4,415)	(3,529)	(3,244)	(10,122)	(16,615)
Interest expense	25,148	27,956	26,848	83,258	79,017
Provision for income taxes	4,872	3,574	—	10,819	2,936

EBITDA	$374,184	$352,574	$277,403	$1,100,178	$456,007

Advanced Micro Devices, Inc.

CONSOLIDATED BALANCE SHEETS

(Thousands)

	Sept. 26, 2004	Jun. 27, 2004	Dec. 28 2003*
	(unaudited)	(unaudited)
Assets

Current assets:
Cash, cash equivalents and short-term investments	$1,185,177	$1,142,274	$1,313,367
Accounts receivable, net	790,750	696,403	564,884
Inventories	807,233	726,179	697,658
Prepaid expenses and other current assets	156,628	148,909	177,145
Deferred income taxes	111,452	115,537	102,651

Total current assets	3,051,240	2,829,302	2,855,705

Property, plant and equipment, net	3,877,897	3,792,494	3,848,492
Other assets	353,302	339,521	345,575

Total Assets	$7,282,439	$6,961,317	$7,049,772

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$600,908	$540,404	$492,616
Accrued compensation and benefits	190,625	165,788	160,644
Accrued liabilities	303,802	289,581	327,122
Restructuring accruals	18,641	20,160	29,770
Income taxes payable	23,715	14,560	41,370
Deferred income on shipments to distributors	128,064	83,393	72,376
Current portion of long-term debt and capital lease obligations	515,779	246,642	193,266
Other current liabilities	102,147	102,637	90,533

Total current liabilities	1,883,681	1,463,165	1,407,697

Deferred income taxes	147,514	162,752	157,690
Long-term debt and capital lease obligations	1,527,264	1,748,049	1,899,674
Other long-term liabilities	353,130	349,289	428,761
Minority interest in subsidiary	799,403	718,216	717,640

Stockholders’ equity:
Capital stock:
Common stock, par value	3,556	3,543	3,502
Capital in excess of par value	2,017,784	2,004,362	1,958,833
Retained earnings	338,684	294,888	217,891
Accumulated other comprehensive income	211,423	217,053	258,084

Total stockholders’ equity	2,571,447	2,519,846	2,438,310

Total Liabilities and Stockholders’ Equity	$7,282,439	$6,961,317	$7,049,772

*	Derived from the December 28, 2003 audited financial statements of Advanced Micro Devices, Inc.

AMD

Selected Corporate Data

(Unaudited)

	Quarter Ended						Nine Months Ended
Segment Information	Sept. 26, 2004		Jun. 27, 2004		Sept. 28, 2003		Sept. 26, 2004		Sept. 28, 2003*
Computation Products (1)
Revenue	$673	M	$554	M	$503	M	$1,798	M	$1,379	M
Operating Income (Loss)	89	M	58	M	19	M	214	M	(86	)M

Memory Products (2)
Revenue	538	M	673	M	424	M	1,839	M	853	M
Operating Income (Loss)	15	M	45	M	(49	)M	74	M	(187	)M

All Other (3)
Revenue	29	M	34	M	26	M	101	M	82	M
Operating Income (Loss)	(37	)M	(30	)M	0	M	(87	)M	(6	)M

Total AMD
Revenue	1,239	M	1,262	M	954	M	3,738	M	2,314	M
Operating Income (Loss)	68	M	72	M	(30	)M	202	M	(279	)M

Other Data	Sept. 26, 2004		Jun. 27, 2004		Sept. 28, 2003		Sept. 26, 2004		Sept. 28, 2003*
Depreciation & Amortization	$305	M	$292	M	$285	M	$895	M	$708	M
Capital Additions	$407	M	$361	M	$138	M	$970	M	$409	M
Headcount	15,451		14,690		14,380		15,451		14,380
International Sales (4)	77%		80%		81%		80%		77%
Research and Development	$231	M	$225	M	$214	M	$682	M	$625	M
EBITDA	$374	M	$353	M	$277	M	$1,100	M	$456	M

*	Numbers do not include first six months of 2003 results for Spansion LLC as the information is not available.
(1)	Computation Products segment includes PC processors and Chipsets.
(2)	Memory Products segment includes Flash memory products of AMD and Spansion LLC.
(3)	The All Other category includes Embedded Processors, Network Products, Geode products, and Foundry Services. Also included in the All Other category are certain operating expenses and credits that are not allocated to the operating segments.
(4)	For quarter and nine months ended September 28, 2003, percentages were adjusted for sales to Latin America, which were previously reflected as U.S. sales.

Note: Figures may not foot due to rounding